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                                                                   EXHIBIT 10.11



                    EMPLOYMENT AND NON-COMPETITION AGREEMENT


       This EMPLOYMENT AND NON-COMPETITION AGREEMENT (this "Agreement"), dated as of September 30, 1996, is between Atrium Corporation, a Delaware corporation (the "Employer"), and Howard S. Saffan (the "Employee").

       WHEREAS, the Employer is the parent corporation of Vinyl Building Specialties of Connecticut, Inc.; Bishop Manufacturing Co., Inc., Bishop Manufacturing Company of New England, Inc. and Bishop Manufacturing Co. of New York, Inc., each a Connecticut corporation (collectively, the "Bishop Companies", and singly a "Bishop Company"); and

       WHEREAS, the Employer wishes to employ the Employee as an executive officer of the Bishop Companies, and the Employee wishes to work as an executive officer of the Bishop Companies, on the terms set forth below.

       NOW, THEREFORE, it is hereby agreed as follows:

       Section 1. EMPLOYMENT. The Employer hereby employs the Employee, and the Employee hereby accepts employment, with effect from July 1, 1996, upon the terms and subject to the conditions hereinafter set forth.

       Section 2. DUTIES. The Employee shall be employed as the General Manager of each of the Bishop Companies or in such other executive capacity as the Employer may from time to time designate. In such capacity, the Employee shall have the executive responsibilities and duties assigned by the Employer's Board of Directors (the "Board"). The Employee agrees to devote his full time and best efforts to the performance of his duties to the Employer and to the Bishop Companies.

       Section 3. TERM. The initial term of employment of the Employee hereunder shall commence on July 1, 1996 (the "Commencement Date") and shall continue until the third anniversary of the Commencement Date, (the "Initial Term"), unless earlier terminated pursuant to Section 7, and shall be renewed automatically for additional one (1) year terms (each an "Additional Term") unless either party delivers written notice to the other party of an intent not to renew ninety (90) days prior to the expiration of the Initial Term, or the then current Additional Term, as the case may be.

       Section 4. COMPENSATION AND BENEFITS. Until the termination of the Employee's employment hereunder, in consideration for the services of the Employee hereunder, the Employer shall compensate the Employee as follows:


    (a) Base Salary. The Employer shall pay the Employee fixed compensation equal to $150,000 per annum (the "Base Salary") during
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the term of the Employee's employment hereunder.  The Base Salary shall accrue and be payable in accordance with the payroll practices of Employer for executives in effect from time to time during the term hereof. All such payments shall be subject to deduction and withholding authorized or required by applicable law. The Base Salary may be increased from time to time in the sole discretion of the Board and the Base Salary, as so increased, shall thereafter become the Base Salary payable hereunder.

    (b) Vacation. The Employee shall be entitled to four (4) weeks vacation in any period of twelve (12) consecutive calendar months. Any vacation shall be taken at the reasonable and mutual convenience of the Bishop Companies and the Employee. Accrued vacation not taken in any calendar year will not be carried forward or used in any subsequent calendar year.

    (c) Insurance; Other Benefits. Accident, disability, life and health insurance for the Employee shall be provided by the Employer under group accident, disability, life and health insurance plans maintained by the Employer for its full-time, salaried employees as such employment benefits may be modified from time to time by the Employer for all full-time, salaried employees. The amount and extent of such coverage shall be subject to the discretion of the Board.

    (d) Bishop Incentive Bonus. The Employer shall pay the Employee an incentive bonus (the "Incentive Bonus") during the term of the Employee's employment hereunder equal to two percent (2%) of the "Bishop Pre-Tax Profit" (as defined below). All such payments shall be subject to deduction and withholding authorized or required by applicable law.

    For purposes of this Agreement, "Bishop Pre-Tax Profit" shall mean, for the period beginning on the Commencement Date to the last day of the Bishop Companies' then-current fiscal year and for each successive fiscal year thereafter (each such period, an "Incentive Period"), the gross income of the Bishop Companies for such period, excluding capital gains, less the Bishop Companies' expenses, deductions and credits directly attributable for such period to such operations, including, but not limited to, a management fee of two percent (2%) of gross sales of the Bishop Companies and management expenses reasonably allocated to the Bishop Companies. In computing the Bishop Pre-Tax Profit, no deduction shall be taken or allowance made for: (a) federal or state income taxes; (b) the Incentive Bonus or (c) any interest expense not directly attributable to the operations of the Bishop Companies. The Bishop Pre-Tax Profit for any applicable period shall be determined in accordance with generally accepted accounting principles, consistent with the Bishop Companies' financial statements for the year ended December 31, 1996, by the certified public accountants regularly engaged by the Employer (the "Accountants") and their determination shall be final and conclusive on the parties hereto.

    Except as otherwise specifically provided herein, the Incentive Bonus shall be paid to the Employee on or before April 10th of the fiscal year immediately following the one for which
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the calculation is made (the "Bonus Payment Date").  In the event that the
Incentive Bonus is not determined by the Accountants on or before the Bonus Payment Date, the Employer shall prepare an estimate thereof and shall pay to the Employee the amount of such estimate on the Bonus Payment Date. Such payment shall be accompanied by a copy of the calculation on which the estimate of the Incentive Bonus is based. If for any reason the Incentive Bonus as determined by the Accountants or the estimate thereof as determined by the Employer, as applicable, shall be recalculated for the applicable period and result in an amount exceeding the payment made to the Employee on the Bonus Payment Date, the Employer shall pay to the Employee (a) such excess, plus (b) interest for the period in question in an amount equal to the product of such excess multiplied by The First National Bank of Boston's base rate of interest plus 2%.

    (e) Car Allowance. The Employer recognizes the Employee's need for an automobile for business purposes. The Employer shall provide the Employee with a new automobile, including all related maintenance, repairs, insurance and other costs. The cost to the Employer of the new automobile shall not exceed $35,000 (plus all sales taxes attributable to such $35,000 purchase). The automobile purchased by the Employer pursuant to this Section 4(e) shall be for the Employee's use and not ownership and shall remain an asset of the Employer.
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       Section 5.   SIGNING BONUS.  In addition to, and not in limitation of,
Section 4, as further consideration for the Employee entering into this Agreement and agreeing to be bound by the terms and provisions hereof, the Employer shall pay to the Employee, in three (3) equal installments, a $150,000 signing bonus (the "Signing Bonus"). The first $50,000 of the Signing Bonus shall be due and payable on the Commencement Date, and $50,000 of the Signing Bonus shall be due and payable on each of the first and second anniversaries of the Commencement Date.

       Section 6. EXPENSES. The Employer shall reimburse the Employee for all reasonable expenses of types authorized by the Employer and incurred by the Employee in the performance of his duties hereunder. The Employee shall comply with such budget limitations and approval and reporting requirements with respect to expenses as the Employer may establish from time to time.

       Section 7. TERMINATION. The Employee's employment hereunder shall commence on the Commencement Date and continue until the expiration of the Initial Term, and any extension of such term pursuant to Section 3, except that the employment of the Employee hereunder shall earlier terminate:

    (a) By the Employer for Cause (as defined below) immediately upon written notice to the Employee. In such event, the Employee shall be paid only the Base Salary pro rata to the date of such termination notice, less all amounts required to be withheld or deducted therefrom and all amounts owed or due by Employee to Employer. Upon termination of the Employee's employment for Cause, the Employee shall forfeit all of his rights to all payments of both the Incentive Bonus and the Signing Bonus otherwise due to him or to which he may be entitled.

    (b) By the Employee upon thirty (30) days written notice to the Employer. In such event, if the Employee has not breached any provision of this Agreement, the Employer shall pay the Employee the Base Salary, as has been earned to the date of such termination, less all amounts required to be withheld or deducted therefrom and all amounts owed or due by Employee to Employer. Any such termination of employment by the Employee, and the payment by the Employer of Base Salary pursuant to this Section 7(b), shall be without prejudice to any rights of Employer under this Agreement. Upon termination by the Employee of his employment hereunder, the Employee shall forfeit all of his rights to all payments of both the Incentive Bonus and the Signing Bonus otherwise due to him or to which he may be entitled.
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    (c)      By the Employer other than for Cause, and other than as set forth in Section 7(d) below, upon ninety (90) days written notice to the Employee.
In such event, the Employer shall continue to pay the Employee an amount equal to (i) the sum of (A) Base Salary for a period (x) if the Employee's employment is terminated during the Initial Term, to the third anniversary of the Commencement Date or (y) if the Employee's employment is terminated during any subsequent Additional Term, to the last day of the twelfth month after commencement of such Additional Term, plus (B) the Incentive Bonus pro-rated from the first day of the then-current Incentive Period to the date of such termination, plus (C) if the Employee, prior to such termination, had elected to be covered under the Employer's health plan, the cost of such coverage on the same basis as prior to the Employee's termination for a period of twelve
(12) months thereafter, less (ii) all amounts required to be withheld or deducted therefrom and all amounts owed or due by Employee to Employer. The Incentive Bonus to be paid pursuant to this Section 7(c) shall be paid by the Employer within one-hundred twenty (120) days following the date of the Employee's termination.

    (d) Immediately upon the death of the Employee, or, at the option of the Employer, upon the disability of the Employee with thirty (30) days written notice to the Employee. In such event, the Employer shall pay to the estate of Employee, or to the Employee as the case may be, an amount equal to (i) the sum of (A) the Base Salary which would otherwise be payable to the Employee through the end of the month in which his death or disability occurs, plus (B) the Incentive Bonus pro-rated from the first day of the then-current Incentive Period to the date of the Employee's death or disability, less (ii) all amounts required to be withheld or deducted therefrom and all amounts owed or due by Employee to Employer. The Incentive Bonus to be paid pursuant to this Section 7(d) shall be paid by the Employer within one-hundred twenty (120) days following the date of the Employee's death or disability. For purposes of this
Section 7(d), the Employee shall be deemed disabled if an independent medical doctor selected by the Employer's health or disability insurer certifies that the Employee has for one hundred twenty (120) days, consecutive or non-consecutive, in any twelve (12) month period been disabled in a manner which seriously interferes with his ability to perform his responsibilities under this Agreement. Any refusal by the Employee to submit to a medical examination for the purpose of certifying disability under this Section 7(d) shall be deemed to constitute conclusive evidence of the Employee's disability.

    (e) In the event that this Agreement or the Employee's employment hereunder is terminated, the Employee shall not be obligated to mitigate his damages nor the amount of any payment due and owing to him hereunder by seeking other employment or otherwise.

    (f)      For purposes of this Agreement, "Cause" shall mean:

             (i) the Employee shall have committed an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Employer or any of the Bishop Companies, including, but not limited to, the offer, payment, solicitation or acceptance of any
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    unlawful bribe or kickback with respect to the Employer's or any of the
    Bishop Companies' business; or

             (ii) the Employee shall have been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony or any crime involving moral turpitude; or

             (iii) the Employee shall have been chronically absent from work (excluding vacations, illnesses or leaves of absence approved by the Employer); or

             (iv) the Employee shall have refused, after explicit written notice, to obey any lawful resolution of or direction by the Employer's Board of Directors or the Board of Directors of any of the Bishop Companies which is consistent with his duties hereunder; or

             (v) the Employee shall have engaged in the unlawful use (including being under the influence) or possession of illegal drugs on the Employer's or any of the Bishop Companies premises.

       Section 8. INVENTIONS; ASSIGNMENT. All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Employer's or any of the Bishop Companies' business, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Employee may discover, invent or originate during the term of his employment hereunder, and for a period of twelve (12) months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of the Employer or any of the Bishop Companies ("Inventions"), shall be the exclusive property of the Employer or the respective Bishop Company, as the case may be. The Employee shall promptly disclose all Inventions to the Employer, shall execute at the request of the Employer any assignments or other documents the Employer may deem necessary to protect or perfect its rights therein, and shall assist the Employer, at the Employer's expense, in obtaining, defending and enforcing the Employer's rights therein. The Employee hereby appoints the Employer as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Employer to protect or perfect its rights to any Inventions.

       Section 9. CONFIDENTIAL INFORMATION. The Employee recognizes and acknowledges that certain assets of the Employer and the Bishop Companies, including without limitation information regarding customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets (hereinafter called "Confidential Information") are valuable, special, and unique assets of the Employer, the Bishop Companies and their respective affiliates. The Employee shall not, during or after his term of employment, disclose any or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required by law or pursuant to his employment
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hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by the Employee of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Employer or the Employee, the Employee shall deliver to the Employer all documents and data pertaining to the Confidential Information and shall not take with him any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information.

       Section 10. NON-COMPETITION. During the term of the Employee's employment hereunder and until one (1) year after termination of the Employee's employment hereunder, the Employee will not (a) in any region in which the Employer or any of its subsidiaries (including, without limitation, any of the Bishop Companies) operate, engage, directly or indirectly, alone or as a shareholder (other than as a holder of less than five percent (5%) of the common stock of any publicly traded corporation), partner, officer, director, employee or consultant of any other business organization that is engaged or becomes engaged in the business of manufacturing or distributing aluminum, wood or vinyl windows or doors or in any other business activity that the Employer or any of the Bishop Companies is conducting at the time of the Employee's termination or has notified the Employee that it proposes to conduct (the "Designated Industry"), (b) divert to any competitor of the Employer in the Designated Industry any customer of the Employer or of any of the Bishop Companies, or (c) solicit or encourage any officer, employee or consultant of the Employer or of any of the Bishop Companies to leave its employ for employment by or with any competitor of the Employer or of any of the Bishop Companies in the Designated Industry. If at any time the provisions of this
Section 10 shall be determined to be invalid or unenforceable, by reason of being vague or as to area, duration or scope of activity, this Section 10 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Employee agrees that this Section 10 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

       Section 11.  GENERAL.

    (a) Key-Man Insurance. At any time during the term of this Agreement, the Employer shall have the right to insure the life of the Employee for the Employer's sole benefit, and to determine the amount of insurance and the type of policy. The Employee shall cooperate with the Employer
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in taking out such insurance by submitting to physical examination, by supplying all information required by the insurance company, and by executing all necessary documents. The Employee shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

    (b) Survival. The Employee acknowledges that the Employer would not enter into this Agreement, employ him or divulge to him any proprietary information without the Employee agreeing to the covenants and agreements contained in Sections 8, 9 and 10 hereof. The continuation of the employment of the Employee pursuant to the terms hereof is not a condition to the survival of the covenants and provisions contained in Sections 8, 9 and 10. All obligations and duties of the Employee and all rights of the Employer as set forth in said sections shall survive the termination or expiration of this Agreement.

    (c) Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 11(c):

    If to the Employer, to:

 Randall S. Fojtasek
 Fojtasek Companies, Inc.
 2100 E. Union Bower Road
 Irving, Texas  75061

    With copies to:


 T. Brook Parker
 Heritage Partners, Inc.
 30 Rowes Wharf, Suite 300
 Boston, Massachusetts  02110

    and:

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 Robert M. Wolf, Esq.
 Bingham, Dana & Gould LLP
 150 Federal Street
 Boston, Massachusetts  02110

    If to the Employee, to:


 Howard S. Saffan
 85 Beachside Avenue
 Westpo rt, Connecticut 06880

    With a copy to:

 John R. Fallon, Jr., Esq.
 Hunton & Williams
 200 Park Avenue
 New York, New York  10166

    (d) Equitable Remedies. Each of the parties hereto acknowledges and agrees that upon any breach by the Employee of his obligations under Sections 8, 9 and 10 hereof, the Employer will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

    (e) Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

    (f) Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

    (g) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    (h) Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the parties hereto.
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    (i)      Entire Agreement.  This Agreement contains the entire
understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by each of the parties hereto.

    (j) Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Delaware.

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    IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

                                        ATRIUM CORPORATION



                                        By: /s/  T. Brook Parker
                                           -----------------------------
                                             Title: Vice President and
                                                    Assistant Secretary

                                         /s/ Howard S. Saffan
                                        --------------------------------
                                        Howard S. Saffan